Magna-Lab Inc.

P.O. Box 780
Syosset, NY 11791
(516) 393 5874
Writers Direct Dial: (516) 869 8265
Writers Mobile Phone: (516) 241 8523

January 24, 2000

Ms. Sharon Mias
Administrator,
Cardiovascular Institute, Mount Sinai Medical Center
One Gustave Levy Plaza
New York, NY 10029-6574

Dear Ms. Mias:

The purpose of this letter is to confirm the conclusions of our meeting on January 9, 2000 relative to our May 1997 Collaborative Research Agreement with The Mount Sinai School of Medicine (the "Agreement").

At that meeting we agreed to modify the payment terms referred to in Section 2.4 of the Agreement to more appropriately reflect the status of the work efforts as follows:

     $300,000 upon signing of this agreement (amount enclosed) and then
     No payment at the end of April 2000 and then
     $150,000 at the end of July and October 2000 and January and April 2001 (total $600,000).

When added to the $600,000 already paid under the project, this schedule will result in the total payments of $1,500,000 being made and will reflect actual differences in the scheduling of the work vs. that scheduling contemplated by the Agreement.

If this correctly reflects our discussion, would you kindly indicate your agreement below. Thank you.

Sincerely,
Magna-Lab Inc.


/s/Lawrence A. Minkoff
Lawrence A. Minkoff, Ph.D., President


Agreed:
Mount Sinai School of Medicine


/s/Sharon Mias
---------------
Sharon Mias, Administrator